UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2024

SCHOLASTIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19860	13-3385513
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

557 Broadway, New York, New York	10012
(Address of Principal Executive Offices)	(Zip Code)

(212) 343-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	SCHL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into Material Definitive Agreements.

On March 11, 2024, Scholastic Corporation (the “Company”) through 1000815816 Ontario Inc., a corporation organized and existing under the corporate laws of the Province of Ontario, Canada (the “Purchaser”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) to acquire, indirectly, all of the economic interests in the form of non-voting shares and 25% of the voting shares in 9 Story Media Group Inc. (“9 Story”), a leading independent creator, producer and distributor of premium children’s content based in Toronto, Canada, with studios or offices in New York, Dublin, Ireland and Bali, Indonesia.

Under the terms of the Purchase Agreement, the Purchaser will acquire, directly or indirectly, all of the shares of five holding companies that collectively, directly, and indirectly, own all of the shares of 9 Story.

In addition to the Purchaser, the parties to the Purchase Agreement are Niagara Investments, Ltd., the direct owner of all of the shares of 9 Story; ZMC Niagara Investment (Canada), Ltd.; ZMC Niagara Investment (Cayman), L.P.; Fansea Investments Ltd.; UXL Investment Management Corporation; Commisso Trust; Vince Commisso; 2424886 Ontario Limited; Moon Shadow Inc.; Jarosz Trust; Steven Jarosz; Tzia Limited; Natalie Osborne; Osborne 2012 Family Trust; a small number of other individual sellers; and ZMC Niagara Investment (Cayman), L.P. and Vince Commisso, as the representatives of the sellers thereunder.

Pursuant to the Purchase Agreement, the Purchaser will acquire its indirect interest in 9 Story for CAD 250 million (approximately $186 million at the current rate of exchange), subject to certain purchase price adjustments. The Purchaser’s obligations under the Purchase Agreement are being guaranteed by Scholastic Inc., a wholly owned subsidiary of the Company, under a separate guarantee agreement capped at CAD 295 million ($218.5 million at the current rate of exchange) being filed herewith. The Company expects to initially fund this investment through a combination of its own cash and from its revolving bank credit facility.

The Purchase Agreement contains customary representations and warranties by each party with respect to itself and 9 Story, as well as various customary covenants and indemnification provisions and other agreements, including, among others, a covenant to operate the business of 9 Story in the ordinary course during the period between the execution of the Purchase Agreement and closing of the Purchase Agreement (the “Closing”). The Closing is contingent upon the receipt by Purchaser of a formal opinion from the Minister of Canadian Heritage confirming the continued status of 9 Story as Canadian for purposes of the Investment Canada Act (Canada) and the regulations promulgated thereunder (“Heritage Opinion”), as well as upon customary corporate closing conditions and deliveries. The Purchase Agreement contains customary termination rights allowing for the termination of the Purchase Agreement under certain specified circumstances, including if the Closing has not occurred on or before September 11, 2024, subject to an extension until November 11, 2024, if the Heritage Opinion is not received on or before September 11, 2024.

The Purchase Agreement provides for a shareholder agreement to be entered into among Purchaser, Scholastic Inc. and the three Canadian resident citizens who, together, will hold 75% of the voting shares of Purchaser and will establish corporate governance protocols for the operation of the Purchaser, delineating various rights and prerogatives among the parties thereto and between voting and non-voting shares.

The foregoing descriptions of the Purchase Agreement and the guarantee agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto, and the guarantee agreement, which is filed as Exhibit 10.1 hereto, and each such agreement is incorporated herein by reference.

Item 8.01	Other Information.

On March 12, 2024, the Company issued a press release announcing its investment in 9 Story and posted an investor presentation regarding the investment on the investor relations portion of its website at www.scholastic.com.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

2.1.**	Securities Purchase Agreement between the Purchaser, each of the Sellers and the Sellers’ Representative dated March 11, 2024

10.1	Guarantee Agreement dated March 11, 2024

99.1	Press release dated March 12, 2024

99.2	Investor Presentation dated March 12, 2024

104	Cover Page Interactive Data File

**	The Company has filed a redacted version of the Securities Purchase Agreement, omitting the portions of the Agreement (indicated by asterisks) which the Company desires to keep confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: March 12, 2024	By:	/s/ Andrew S. Hedden
	Name:	Andrew S. Hedden
	Title:	Executive Vice President, General Counsel